Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (the “Registration Statement”) of our report dated January 29, 2021, which excluded the retroactive effects of the discontinued operations of Zhejiang Forest Food Co., Ltd., relating to the consolidated balance sheet of Farmmi, Inc. as of September 30, 2020, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended September 30, 2020, as included in the Company’s 2021 Form 20-F annual report filed on January 26, 2022. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

February 14, 2022